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                                                                    EXHIBIT 23.2

                    INDEPENDENT AUDITORS' REPORT AND CONSENT

The Board of Directors
Anteon International Corporation and Subsidiaries:

    The audits referred to in our report dated February 24, 2001, with the exception of note 18 which is as of June 29, 2001, and note 1 which is as of December 20, 2001, included the related financial statement schedule as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

    We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus.

                                          /s/ KPMG LLP

McLean, Virginia
December 21, 2001